Exhibit 10.31

Portions of this exhibit marked [*] are
requested to be treated confidentially.

October 30, 2009

HSW International, Inc.
One Capital City Plaza
Suite 1600
3350 Peachtree Road
Atlanta, GA  30326
Attention:  Executive Vice President & General Counsel

RE:  Letter Agreement for Services

Dear Bradley:

This letter (“Letter”), effective as of July 1, 2009 (“Effective Date”), is intended to summarize the agreement by and between Sharecare, Inc., a company incorporated under the laws of the State of Delaware and located at 3350 Peachtree Road, Suite 1500, Atlanta, GA 30326 (“Sharecare”), and HSW International, Inc., a company incorporated under the laws of the State of Delaware and located at the above address (“HSWI”), whereby HSWI will perform certain Services generally described herein for Sharecare in connection with the Sharecare Service.  The “Sharecare Service” means the service developed by Sharecare for the creation, aggregation and provision of digital health and wellness information, tools, and other features and functionality for distribution via the Site (as defined below).  In this Letter, HSWI and Sharecare may be referred to collectively as the “parties.”

Sharecare and HSWI acknowledge that substantial time and effort has been undertaken by each in the preparation and negotiation of this Letter.  As such, Sharecare and HSWI intend that this Letter and the terms and conditions set forth herein shall be binding and legally enforceable upon each in accordance with their terms.

1.
Term.  This Letter shall be effective as of the Effective Date set forth above and shall continue through December 31, 2009, unless earlier terminated solely as expressly permitted in this Letter (“Term”).  The Term shall be extended upon any exercise by Sharecare, in its discretion, of its rights under Section 17 below for the period of time requested by Sharecare under Section 17 with respect to the Transition Services.

2.
Services.  Pursuant to this Letter, HSWI agrees to perform design, development, administrative, management, hosting and related services (the “Services”) necessary in connection with: (i) the launch and operation of the Sharecare Service on a dedicated subdomain of the web site for the “The Dr. Oz Show” (the “Oz Site”), as well as the creation and loading of question and answer formatted health and wellness information from content sources designated by Sharecare (the “Q&A Content”); and (ii) the creation of a top level domain Sharecare web site for the Sharecare Service at a URL designated and owned by Sharecare (the “Sharecare Site”), the migration of the Q&A Content and functionality from the Oz Site to the Sharecare Site, and the development of additional functionality and new Q&A Content for the Sharecare Site (the Oz Site and the Sharecare Site are referred to collectively as the “Site”), in each case in accordance with the agreed Specifications as described in Section 3 below.  All Services shall be performed by HSWI in a professional and workmanlike manner by competent personnel.

3.
Specifications.  The “Specifications” applicable to the Services subject to this Letter refer to the initial specifications developed by or on behalf of Sharecare and set forth in the specifications document dated September 21, 2009, as the same may be modified from time to time during the Term as set forth herein.  In collaboration with HSWI, Sharecare may request changes (“Changes”) to the Specifications from time to time and the parties shall discuss in good faith any impact on the Services, including any impact on previously agreed milestones and deliverables, as well as any impact on the Budget.  To the extent the parties mutually agree upon such Changes, HSWI shall update the written Specifications and, as applicable, the Budget, to reflect the same.  Neither party shall have any obligation with respect to any Changes (including any changes to the Budget) absent the prior written agreement of the parties.

4.
Resources.  HSWI shall be responsible for providing all personnel (subject to agreed staffing levels for dedicated and shared resources), equipment, software and facilities necessary to provide the Services under this Letter.  Without limiting the generality of the foregoing, HSWI shall have the responsibility and obligation to provide and administer, manage, support, maintain and pay for all required resources, absent the express written agreement of the parties to the contrary.

5.
Acceptance.  All Services shall be subject to acceptance by Sharecare in accordance with this Section 5.  Acceptance of any such Services or component thereof shall be determined by whether the Services or deliverables, as applicable, meets the agreed Specifications.  Sharecare shall promptly notify HSWI in writing if it reasonably determines that any Services or component thereof does not meet the acceptance criteria applicable thereto, and HSWI shall use commercially reasonable efforts to remedy the deficient and/or non-conforming Services as soon as possible and resubmit the same to Sharecare.  The process described herein shall be repeated as necessary until such Services meet the agreed Specifications unless mutually agreed otherwise.  The parties agree to cooperate with one another in good faith in connection with this process, and Sharecare agrees that it will not unreasonably withhold or delay acceptance of any conforming Services.  Payment shall not constitute acceptance of the Services by Sharecare.

6.
Documentation.  In addition to updating the Specifications from time to time as contemplated hereunder, HSWI will take commercially reasonable efforts, consistent with the Budget, to document and update information, “know how”, processes and procedures, work flow and other elements relevant to the structure, support, maintenance, management and operation of the Sharecare Service and Sharecare Site (“Documentation”).  HSWI shall provide Sharecare with access to the most recent such Documentation as and when requested.  Without limiting the generality of the foregoing, HSWI will use commercially reasonable efforts to ensure that the Documentation includes an explanation as to how the Services are performed, including a description of all required, as well as optional, Resources in connection therewith, sufficient to provide Sharecare personnel and suppliers an understanding as to how to use, operate and perform the Services following the expiration or termination of the Services.  In addition, upon Sharecare’s request and at its expense, HSWI will provide Sharecare with training applicable to the Services consistent with its obligations under Section 17.  HSWI acknowledges and agrees the Documentation shall constitute work product and be owned exclusively by Sharecare, subject to Third Party Rights (as defined below).

7.
Budget.  HSWI agrees to perform the Services in accordance with the initial budget agreed upon by the parties and attached hereto as Exhibit A (“Budget”), subject to modification from time to time by written agreement of the parties in connection with mutually agreed Changes.  The parties acknowledge and agree that the Budget was created and is intended to reflect the fully burdened cost incurred by HSWI for the HSWI employees (expressly excluding third party costs and expenses of any kind, including Third Party Expenses), including salary, benefits, an equitable allocation for HSWI facilities, hardware and software used to provide the Services, and HSWI’s out-of-pocket Third Party Expenses on a pass-through expense basis (i.e., without any mark-up).  Without limiting the foregoing, HSWI acknowledges and agrees that the Budget shall not include any bonuses or severance payments for such employees without Sharecare’s express written authorization of the same on a case-by-case basis in its discretion.  “Third Party Expenses” shall include fees and expenses incurred by HSWI in connection with its acquisition of third party services, software or equipment necessary to provide the Services, provided that any such items that are material to the Services or the Budget shall be subject to the prior written approval of Sharecare except to the extent already provided for in the Budget.  For the sake of clarity, it is agreed that to the extent any HSWI employees are not dedicated full-time to providing the Services, a pro-rated amount of HSWI’s fully burdened cost associated therewith shall be included in the Budget to reflect the proportionate amount of time expended by such HSWI employees on the Services.  Any modification to the Budget in connection with mutually agreed Changes to the Services and/or Specifications shall be negotiated in good faith in accordance with the foregoing budgetary process.  In addition, the Budget includes a fixed management fee payable to HSWI for the Services as follows: (i) for the first three (3) months of the Term, a monthly fee of $[*], and (ii) for the remainder of the Term, a monthly fee of $[*].  HSWI shall maintain records sufficient to substantiate all amounts included in the Budget.  Any amounts incurred in excess of the Budget shall be incurred by HSWI at its sole risk and cost unless otherwise agreed to by Sharecare through mutually agreed Changes.  The parties acknowledge and agree that the Budget represents the best estimate of the parties as to the costs for HSWI to provide the Services, but that HSWI cannot and does not guarantee that the Budget will not require modification in order to develop and operate the Site.

8.
Invoicing; Payments.  HSWI shall invoice Sharecare on a monthly basis in arrears for all amounts payable in accordance with the Budget (“Charges”), and shall use its commercially reasonable efforts to do so no later than ten (10) days after the beginning of each month.  Such monthly invoice shall include all invoices and substantiation for Third Party Expenses payable hereunder.  In addition to the foregoing invoicing procedure, HSWI agrees to submit advance courtesy copies of any invoices for Third Party Expenses to Sharecare for review within five (5) days of HSWI’s receipt of the same.  With respect to invoiced amounts payable to HSWI for the Services, Sharecare shall pay undisputed amounts within fifteen (15) days, and with respect to invoiced amounts payable to third parties as Third Party Expenses, Sharecare shall pay undisputed amounts to HSWI within five (5) days.  All Charges set forth on the invoice shall be itemized with sufficient detail as reasonably requested by Sharecare.  A sample invoice is attached hereto as Exhibit B.  For the avoidance of doubt, charges for subcontractors performing tasks and functions in the ordinary course of HSWI’s business and provision of the Services that are not material to the Services will not be included in invoiced amounts payable to HSWI for the Services.  Sharecare acknowledges and agrees that the HSWI invoice for October 2009 will include as Charges personnel and third party costs (on a pass-through expense basis, i.e., without any markup) incurred by HSWI related to funding the operations of Daily Strength, Inc. after October 2, 2009 in the normal course of business for which HSWI has not received, collected, accrued or recognized revenue or other benefits corresponding to or associated with such costs.  For the avoidance of doubt, HSWI shall not invoice Sharecare for, and Sharecare shall not be responsible for, any costs, expenses, or other liabilities related to the operations of Daily Strength, Inc. on or prior to October 2, 2009.

9.	Software and Equipment. HSWI shall, at all times, maintain a true and complete list of all software and equipment (with serial numbers and other appropriate identifying information)

[*] Confidential treatment requested.

reflected in the Budget and invoiced to Sharecare as Third Party Expenses and material to or otherwise substantially dedicated to the provision of the Sharecare Services under this Letter (collectively referred to as “Sharecare Equipment”).  Upon any request by Sharecare, HSWI shall provide copies of the Sharecare Equipment list to Sharecare.  HSWI shall: (i) use the Sharecare Equipment solely and exclusively to provide the Services to Sharecare and HSWI shall not use the Sharecare Equipment to provide any goods, services, information, material or resources to or for its own benefit or for the benefit of any third party; and (ii) maintain such Sharecare Equipment at all times in good working order, ordinary and reasonable wear and tear excepted.  Notwithstanding clause (i) above, HSWI may make incidental use of the Sharecare Equipment provided that such use has no detrimental effect upon the Services or Site or results in any depreciation to the Sharecare Equipment.

10.
Confidentiality.  The existence of this Letter and its contents and all information related to the business of a party and any of its affiliates, clients and other third parties, to which the receiving party has access, whether in oral, written, graphic or machine-readable form, in the course of or in connection with the Services, including business plans for the Sharecare Service and Sharecare Site, are confidential and, except as required by law or regulation, shall not be disclosed by the  receiving party or its shareholders or other representatives or used for any purpose other than in connection with this Letter.

11.
Ownership.  HSWI hereby agrees that any and all materials created by it or on its behalf, subject to Third Party Rights in such, in connection with the Services (including, without limitation, Q&A Content, software, Documentation, and Specifications), alone or jointly with Sharecare or any third party, whether before or after the Effective Date, shall be considered a “work made for hire” as contemplated and defined in the United States Copyright Act of 1976, as amended, and to the extent any such materials are not considered a “work made for hire”, HSWI hereby assigns all rights of copyright and copyright renewal therein, and all other intellectual property rights, to Sharecare.  “Third Party Rights” shall be defined as rights of a third party, if any, in and to any materials created in connection with and/or incorporated into the Services or the Site.  HSWI agrees and covenants that it shall not incorporate any materials that are subject to Third Party Rights that limit, restrict or otherwise adversely impact in any way Sharecare’s ability to use the materials and Services provided by HSWI into the Services or the Site unless it (i) identifies such materials and the restrictions thereto to Sharecare, and (ii) obtains Sharecare’s prior written approval as to HSWI’s proposed use of such materials subject to the Third Party Rights.  HSWI acknowledges that under the terms of such arrangement, all materials and all rights appertaining thereto are the sole property of Sharecare, its successors and assigns for all uses and purposes whatsoever throughout the world in perpetuity.  Without limiting the generality of the foregoing, HSWI hereby waives any and all claims of “moral rights” and other rights of any kind or nature related to the materials produced by or on behalf of HSWI and hereby conveys to Sharecare any such rights as they may exist now or in the future without reservation or limitation.  HSWI agrees to require its employees and any contractors it engages in connection with the production of materials to be subject to the foregoing and it shall be solely responsible for all matters related thereto.  HSWI shall have no right or license under this Agreement to use any of the materials created in the performance of Services except in connection with its performance of the Services for Sharecare.  Notwithstanding the foregoing, HSWI retains all ownership right, title and interest in and to the pre-existing software, applications and computer programs specifically identified on Exhibit C (“HSWI Tools”).  HSWI grants to Sharecare a perpetual, irrevocable, paid-up, worldwide, transferable, sublicensable, royalty-free, non-exclusive right and license to access and use any HSWI Tools for the benefit of Sharecare, its Affiliates and Authorized Licensees (and to continue to access, use and modify as needed) that HSWI incorporates in any Services or the Site.  HSWI agrees to execute any and all documents reasonably requested by Sharecare to evidence and/or give effect to the foregoing. “Authorized Licensees” shall expressly include those Persons set forth on Exhibit D attached hereto.

12.	Representations and Warranties.

(a)
By HSWI.  HSWI hereby represents and warrants to Sharecare that: (i) the execution and delivery of this Letter and performance of the actions contemplated hereby have been duly authorized by all requisite action on the part of HSWI; (ii) the execution and delivery of this Letter and compliance by HSWI with all provisions of this Letter are within the corporate power and authority of HSWI; and (iii) to the best of its knowledge, the Budget attached hereto represents its good faith estimate of all costs and expense associated with its performance of the Services, which Budget was relied upon by Sharecare in entering this Letter.

(b)
By Sharecare.  Sharecare hereby represents and warrants to HSWI that:  (i) the execution and delivery of this Letter and performance of the actions contemplated hereby have been duly authorized by all requisite action on the part of Sharecare; and (ii) the execution and delivery of this Letter and compliance by Sharecare with all provisions of this Letter are within the corporate power and authority of Sharecare.

13.
Indemnification.  Each Party hereby agrees to indemnify, defend and hold harmless the other Party from any costs and expenses related to any third party claims arising from such Party’s negligence or willful misconduct in the performance of its obligations under this Letter, including any breach of its representations, covenants or obligations hereunder and any infringement of the intellectual property rights or other violation of any rights of a third party in connection with materials provided by it in connection with the Services and the Site.

14.
Exclusion of Certain Damages. EXCEPT TO THE EXTENT DAMAGES ARISE OUT OF A CLAIM PAYABLE TO A THIRD PARTY IN RESPECT OF A THIRD PARTY CLAIM INDEMNIFIED PURSUANT TO SECTION 13, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES (OR ANY COMPARABLE CATEGORY OR FORM OF SUCH DAMAGES, HOWSOEVER CHARACTERIZED IN ANY JURISDICTION), ARISING OUT OF OR RESULTING FROM THE PERFORMANCE OR NONPERFORMANCE OF ITS OBLIGATIONS UNDER THIS LETTER (INCLUDING ALL STATEMENTS OF WORK), REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, NEGLIGENCE, TORT, STRICT LIABILITY, PRODUCTS LIABILITY OR OTHERWISE, AND EVEN IF FORESEEABLE OR IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

15.
Damages Cap.  Excluding liabilities related to third party claims subject to indemnification obligations pursuant to Section 13, the liability of either party to the other party hereto arising out of or resulting from performance or non-performance under this Letter shall be limited to [*] Dollars ($[*]) (“Damages Cap); provided, however, that the foregoing shall in no way reduce Charges payable by Sharecare under this Agreement..

16.
Termination of Letter.  This Letter may only be terminated by a party if the other party is in breach of its obligations hereunder and fails to sure such breach within thirty (30) days after written notice of the same.

[*] Confidential treatment requested.

17.
Transition Services.  Sharecare shall have the right to elect, in its sole discretion, to extend the Term to continue to obtain the Services from HSWI, in whole or in part, for a period determined by Sharecare of up to six (6) months by written notice, which notice shall also specify the duration of the extension, to HSWI no less than thirty (30) days prior to the expiration of the Term, and HSWI will continue to perform such Services (“Transition Services”) in accordance with the applicable Specifications subject to any Changes mutually agreed upon by the parties.  Charges for the Transition Services shall be set forth in a mutually agreed Budget, which shall be developed by the parties in a manner consistent with the methods used to develop the Budget applicable during the Term.  The management fee payable to HSWI to be included in the Budget for the duration of the Transition Services shall be $[*] per month.  To the extent Sharecare exercises this right and for the duration of the Transition Services provided by HSWI, the Term shall be effectively extended such that all terms set forth herein shall continue to apply to the Transition Services as Services hereunder.

18.
Transfer of Sharecare Equipment.  If requested by Sharecare, HSWI shall sell or otherwise take reasonable steps to transfer to Sharecare or its designee all or part of the Sharecare Equipment upon any termination of the Services or expiration of the Term at the fair market value thereof as negotiated in good faith by the parties, provided, however, that such fair market value purchase price shall be reduced by any amounts paid by Sharecare therefor in connection with the Charges invoiced during the Term.  If requested by Sharecare, HSWI also agrees to discuss in good faith the possible transition of other hardware and software used by HSWI in the provision of the Services to Sharecare under this Letter.  In connection with the foregoing, as applicable, HSWI agrees to execute and deliver to Sharecare or its designee, a bill of sale or, if applicable, documents of assignment, transfer and conveyance, in a form designated by Sharecare and reasonably acceptable to HSWI and such other documents as Sharecare may reasonably request and which Sharecare requires to document, record, perfect, memorialize and/or enforce its rights in connection with the insourcing or re-sourcing transactions contemplated hereunder.  Specifically with respect to any software included in the Sharecare Equipment or otherwise mutually agreed to be subject to a transition to Sharecare, HSWI will use commercially reasonable efforts to obtain any and all third party consents necessary to transfer its rights in and to such software to Sharecare of its designee, subject to Sharecare’s prior approval as to the terms applicable thereto.

19.
Non-Solicitation.  Absent the prior written approval of HSWI, during the Term and for a period of twelve (12) months thereafter, Sharecare agrees that it shall not solicit or hire any personnel employed by HSWI or contracted to HSWI for the provision of the Sharecare Services.  HSWI agrees that any form of general commercial advertising or posting of employment opportunities by Sharecare during the restricted period shall not constitute a violation of Sharecare’s agreement pursuant to this Section.

20.	Survival. Notwithstanding the foregoing, the provisions of Sections 10 – 15 and 17 – 25 (in each case, inclusive) shall survive the termination or expiration of this Letter.

21.
Expenses.  Except as otherwise provided herein, each Party hereto agrees to pay its own fees, costs and expenses (including the fees and disbursements of legal counsel) incurred in connection with this Letter and the activities contemplated hereunder.

22.	Governing Law. This Letter shall be governed by the laws of the State of Georgia, without regard to its conflicts of laws principles.

[*] Confidential treatment requested.

23.	Cooperation. The parties will cooperate with one another in good faith regarding all matters covered by this Letter during the Term.

24.
Disclosure.  Neither party may make any press releases, public announcements or similar public disclosure relating to this Letter or its subject matter, including promotional or marketing material without the consent of the other party, and any such press release, public announcement or similar public disclosure must be coordinated with and approved by the other party prior to release.  Notwithstanding the foregoing, any party may, for purposes of filing legally required documents in connection with any SEC or other regulatory requirements, disclose the terms of this Agreement to the extent required by the applicable laws; however, all parties agree to use reasonable best efforts to secure confidential treatment for any economic or other sensitive terms prior to such disclosure.

25.
Binding Effect; Assignment.  The provisions of this Letter shall be binding upon, and inure to the benefit of, each of Sharecare and HSWI and their respective representatives, successors or permitted assigns.  Notwithstanding the foregoing, neither party shall assign this Letter or any part hereof or any benefit or interest herein without the prior written consent of the other party.  Any attempted assignment or delegation of any rights, duties, or obligations in violation of this Section 25 will be invalid and without effect.

26.	Counterparts. This Letter may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same document.

[Signatures follow]

Signature Page to the
Letter Agreement for Services

Sharecare and HSWI hereby acknowledge their agreement with the terms set forth in this Letter as of the Effective Date by their respective signatures set forth below.

Very truly yours,

Sharecare, Inc.

By:	/s/ Colin Daniel
Name:	Colin Daniel
Title:	Vice President, Finance

Date:	October 30, 2009

[Signature Page to the Letter Agreement for Services]

Signature Page to the
Letter Agreement for Services

Sharecare and HSWI hereby acknowledge their agreement with the terms set forth in this Letter as of the Effective Date by their respective signatures set forth below.

ACCEPTED AND AGREED:

HSW International, Inc.

By:	/s/ Bradley T. Zimmer
Name:	Bradley T. Zimmer
Title:	Executive Vice President & General Counsel

Date:	October 30, 2009

[Signature Page to the Letter Agreement for Services]

Exhibit A

Budget

(see attached)

[*]

[*] Confidential treatment requested.

Exhibit B

Sample Invoice

(see attached)

Exhibit C

HSWI Tools

HSWI has independently pioneered concepts and created the following software tools and related libraries prior to performing Services for Sharecare: Self Aware Objects, Self Aware Computing Platform, and “other” related framework libraries common to its service platform which constitute “HSWI Tools”. These pre-existing HSWI Tools are used across HSWI projects to reduce development time and costs to Sharecare and HSWI’s other partners. These HSWI Tools do not include technology developed specifically for or in connection with and unique to Sharecare, its Site, or its platform at the time of development.

Self Aware Objects are framework libraries that allow for rapid development between the website html and the data storage, but do not include any “business logic”. The Self Aware Computing Platform is HSWI’s Linux based hosting platform and related tools that host sites on the platform, but do not include any site specific code, tools, libraries, routines, extensions, or optimizations. “Other” libraries include javascript libraries, function classes, and framework extensions that are used in the hosting platform to do common and repetitive tasks across sites/projects. Such “other” libraries do not contain “business logic”, methods, routines, extensions, or optimizations that are fundamental or unique to Sharecare, its site, or its platform.

HSWI Tools also includes the scripts, procedures, executables, and routines that are used in the development process, but not included in or necessary for the proper operation, maintenance, or support of Sharecare’s Site or platform. This includes, but is not limited to, automated build/packaging processes, code sniffers for sanity and rules testing, continuous automation work, and other such scripts, procedures, executables, and routines that aid in the development lifecycle process and fall within the foregoing description.

Exhibit D

Authorized Licensees

(1) Discovery SC Investment, Inc., ZoCo 1, LLC, HSWI, Oz Works, L.L.C., Arnold Media Works, LLC (collectively, the “Licensees”).

(2) Affiliates of each Licensee.  For purposes of this Exhibit D, the term “Affiliates” shall mean, with respect to any person or entity, any other person or entity that, directly or indirectly, controls such individual or entity, is controlled by such individual or entity or is under common control with such individual or entity.  For the purposes of this definition, “control” (including its derivatives, such as “controlling”, “controlled” and “common control”) shall mean the legal, beneficial or equitable ownership, directly or indirectly, of the majority of the voting rights in the shareholders meeting or in any other management bodies of such entity, or effective control of the activities of such entity by contract or otherwise, or the right to elect the majority of the entity’s directors and/or officers.  Affiliates of any person or entity shall be deemed to be Affiliates of one another.  “Affiliates” shall mean with respect to a person that is an individual, any person who is an ancestor, descendant, sibling, spouse, or domestic partner of the person, or who is an ancestor, descendant or sibling of the person’s spouse or domestic partner, or which is a trust, family limited partnership or family limited liability company formed for the benefit of the person or his or her Affiliates, in each case, including adoptive relationships.

(3) With respect to Arnold Media Works, LLC: The 2006 Arnold Family Trust, The Five Star Travel Corporation, Flexplay Technologies, Inc., and Modo Sports, LLC.